WAFER MANUFACTURING AGREEMENT
                          -----------------------------

     THIS WAFER MANUFACTURING AGREEMENT (this Wafer Agreement) is entered into as of November 7, 1996, by and between PARADIGM TECHNOLOGY, INC., a corporation
                                       -------------------------
organized under the laws of Delaware, with offices at 71 Vista Montana, San Jose, California 95134 ("Paradigm"), and ORBIT SEMICONDUCTOR, INC., a
                                         -------------------------
corporation organized under the laws of Delaware, with offices at 169 Java Drive, Sunnyvale, California 94089 ("Orbit"). This Agreement will become effective on the Effective Date.

     RECITALS:

     Paradigm and Orbit have entered into an Asset Purchase Agreement, dated as of the same date as this Agreement (the "Asset Agreement "), pursuant to which Paradigm has agreed to sell and Orbit has agreed to purchase from Paradigm certain assets associated with Paradigm's Wafer Fab Operation, as defined in the Asset Agreement.

     Paradigm is willing to purchase from Orbit and Orbit is willing to sell to Paradigm, the minimum quantities of Wafers set forth in this Wafer Agreement, on the terms and conditions of this Wafer Agreement. This Agreement does not grant Orbit any right or license to manufacture such Wafers for or distribute such Wafers to any customer other than Paradigm.

     NOW THEREFORE, the parties agree as follows:

Definitions.

     "Effective Date" shall mean the Closing Date as defined in the Asset
      --------------
          Agreement.

     "Intellectual Property Rights" shall mean any and all technologies,
      ----------------------------
          procedures, process, designs, inventions, discoveries, know-how, show-how and works of authorship, including without limitation, documentation, and all patents, copyrights and other proprietary rights relating thereto.

     "Wafer Fab Operation" shall have the meaning set forth in the Asset
      -------------------
          Agreement.




Paradigm/Orbit Wafer Agreement
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




     "Orbit Affiliate" shall mean an entity that is wholly owned by Orbit's
      ---------------
          Parent, if any.

     "Orbit's Parent" shall mean an entity of which Orbit is a wholly owned
      --------------
          subsidiary.

     "Orbit Subsidiary" shall mean an entity that is wholly owned by Orbit.
      ----------------

     "Proprietary Information" shall have the meaning set forth in the Asset
      -----------------------
          Agreement.

     "Promissory Note" shall mean have the meaning set forth in the Asset
      ---------------
          Agreement.

     "SRAM Process Technology" shall mean Paradigm proprietary expertise,
      -----------------------
          inventions, ideas, know-how and other information, and all Intellectual Property Rights therein relating to CMOS 125 AND CMOS 130 semiconductor device product process technology, including the Subset Process Technology.

     "SRAM Process Technology Documentation" shall mean the documentation that
      -------------------------------------
          is listed in Exhibit A to this Agreement.

     "Subset Process Technology" shall mean the subset of SRAM Process
      -------------------------
          Technology that consists of a single poly, double metal logic process and that Orbit may create or derive from the SRAM Process Technology, if Orbit elects to exercise its option to do so under this Wafer Agreement.

     "Wafer" shall mean a 6 inch semiconductor wafer for Paradigm-designed SRAM
      -----
          products manufactured with SRAM Process Technology.

2. Minimum Purchase and Sale Commitments. Orbit will sell and Paradigm will purchase from Orbit 9,750 Wafers during the twenty six week period after the Effective Date, as follows:

     Orbit will sell and Paradigm will purchase and pay for no fewer than 300
          Wafers each week over such twenty six (26) week period; provided, that at any time during such twenty six (26) week period Orbit may accelerate the production and sale of Wafers to Paradigm, and Paradigm will purchase all such Wafers up to the maximum 9,750 Wafer quantity. As of the date of this Agreement, Orbit commits to use commercially reasonable best efforts to sell, and Paradigm commits to purchase, the quantities and types of Wafers set forth in the Schedule that is attached to this Agreement as Exhibit B. If Paradigm desires to modify the quantity or types of Wafers specified in Exhibit B, then, as to Wafers not yet in process, Paradigm will send written notice to Orbit, at least 12 weeks in advance of the requested shipment date of any changes in Wafer quantities(subject to the minimum 300 Wafers per week commitment) or


Paradigm/Orbit Wafer Agreement
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



          Wafer types, requested for any week during the term of this Agreement. The minimum lot size for Wafer purchases shall be 24 Wafers.

          After Paradigm has purchased 9,750 Wafers from Orbit, Paradigm may continue to purchase Wafers and Orbit may continue to sell Wafers to Paradigm, if both parties agree in writing to do so, and agree to the terms and conditions that apply to such sale.

Price and Payment Terms.

     Price. The purchase price for each Wafer sold to Paradigm under this
     -----
          Agreement is Five Hundred Dollars ($500.00).

     Payment Terms. Unless otherwise agreed upon by the parties, payment terms
     -------------
          shall be as follows: (a) On the date of delivery of Wafers to Paradigm FOB Orbit's Wafer Fab Operation, Orbit shall be entitled to credit all amounts owed by Paradigm for such Wafers under this Agreement against the outstanding balance of the Promissory Note. Paradigm shall not be obligated to make any cash payments for Wafers unless and until the outstanding balance of the Promissory Note is Zero Dollars. At such time, Paradigm shall pay cash for any additional Wafers that it is obligated to purchase pursuant to Section 2 above, with payment terms to be negotiated and agreed by the parties at such time. Any cash payment made under this Agreement shall be in U.S. dollars. Any late payments under this Agreement shall be subject to interest at the Bank of America Prime Rate in effect on the date that the payment is due, plus one and one-half percent (1.5%), or if such rate exceeds the maximum interest rate allowed by law, then such maximum rate shall apply.

License to SRAM Process Technology, Delivery and Option.

     License. Subject to the terms and conditions of this Agreement, Paradigm
     -------
          hereby grants to Orbit a nonexclusive, world wide, nonsublicensable, nontransferable (except to Orbit's Parent, Orbit Subsidiaries and/or Orbit Affiliates), royalty-free license under Paradigm Intellectual Property Rights to use SRAM Process Technology and SRAM Process Technology Documentation solely for the purpose of manufacturing Wafers for Paradigm subject to the terms and conditions of and pursuant to this Wafer Agreement. Orbit has no right or license to modify the SRAM Process Technology unless Orbit receives Paradigm's prior written consent to such modifications. The license granted under this Section 4.1 shall expire upon expiration of this Agreement or termination of this Agreement for any reason.

     Delivery of SRAM Process Technology Documentation. Paradigm shall deliver
     -------------------------------------------------


Paradigm/Orbit Wafer Agreement
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


          to Orbit the SRAM Process Technology Documentation immediately on the Effective Date. Immediately upon termination or expiration of this Wafer Agreement, Orbit shall return to Paradigm all such Documentation and shall destroy all documents that Orbit created that contain all or part of such Documentation or that otherwise embody all or part of the SRAM Process Technology or Subset Process Technology; provided, however, that if Orbit has received a license to use Subset Process Technology pursuant to Section 4.3 below, then Orbit may retain documentation that embodies only the Subset Process Technology.

     Option to License Subset Process Technology. During the term of this Wafer
     -------------------------------------------
          Agreement, Orbit may elect to receive from Paradigm a nonexclusive, world wide, nonsublicensable, nontransferable (except to Orbit's Parent, Orbit Subsidiaries and/or Orbit Affiliates), perpetual, royalty-free license under Paradigm Intellectual Property Rights to use Subset Process Technology at any semiconductor wafer-fabrication plant owned wholly by Orbit, Orbit's Parent, Orbit Subsidiaries and/or Orbit Affiliates. Upon Paradigm's receipt of a written request from Orbit notifying Paradigm of Orbit's election under this Section 4.3, Paradigm and Orbit will negotiate in good faith to agree in writing on the terms and conditions of a license of the Subset Process Technology from Paradigm to Orbit.

Ownership of SRAM Process Technology. All Intellectual Property Rights that each
------------------------------------
     party owns as of the Effective Date of this Wafer Agreement and Intellectual Property that is developed or acquired by each party after the Effective Date, shall remain the property of such party, and no licenses are granted or implied, other than as expressly granted in this Wafer Agreement. In particular, Paradigm retains ownership of all Intellectual Property Rights in the SRAM Process Technology, SRAM Process Technology Documentation and Subset Process Technology, including, but not limited to, any and all derivatives of and modifications to SRAM Process Technology, SRAM Process Technology Documentation and Subset Process Technology made by Paradigm. Any masks generated from Paradigm's database tapes and reticles for Paradigm SRAM products shall also be the property of Paradigm, and will be returned to Paradigm upon request. If Orbit makes any modifications to the SRAM Process Technology (as permitted in Section 4.1 above), then Orbit shall own such modifications and shall promptly disclose such modifications to Paradigm. Upon Paradigm's written notice to Orbit that Paradigm desires to receive a license to such modifications, Orbit shall be deemed to grant to Paradigm, its successors and assigns, a nonexclusive, irrevocable, world-wide, royalty-free license in and to all of Orbit's Intellectual Property Rights in such modifications, including the right to use such modifications for any and all purposes, without limitation.




Paradigm/Orbit Wafer Agreement
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


Cooperation. The parties will work together to maximize Wafer yields at the Wafer Fab Operation. With prior notice and consent (which consent shall not unreasonably be withheld) Paradigm may send its representatives to inspect Orbit's Wafer Fab Operation. Upon Paradigm's request, Orbit will provide Paradigm with process control information, including but not limited to: process and electrical test yield PCM results, current process specifications, calibration schedules and logs for equipment, environmental monitor information for air, gases and DI water, documentation of operator qualification and training, documentation of traceability through Orbit's operation, Orbit's process verification information, and Orbit's trouble reports. Orbit engineers will work with Paradigm engineers to increase Wafer yields.

Delivery. Unless otherwise agreed to between the parties, Orbit shall deliver the Wafers to Paradigm or Paradigm's carrier FOB Orbit Wafer Fab Operation. Title and risk of loss shall pass to Paradigm upon delivery. Orbit shall package the Wafer products for secure shipment according to standard industrial manufacturing practices in consideration of the method of shipment chosen. The date of the bill of lading or other receipt issued by the carrier shall be conclusive proof of the date and fact of shipment of the Wafer products.

Acceptance, Testing and Inspection. Orbit will use commercially reasonable efforts to produce high quality and high yielding Wafers. Paradigm shall accept all Wafers delivered under this Agreement that meet the same quality and reliability criteria used by Paradigm prior to the Effective Date, and also to be mutually agreed by both Orbit and Paradigm. Orbit shall be notified in writing, within ten (10) days following the delivery of any Wafers, as to the reason for Paradigm's rejection of such Wafers. If no notification indicating rejection is received by Orbit within the above time period, then such Wafers shall be deemed accepted.

Proprietary Information. All Proprietary Information exchanged by Orbit and
     Paradigm shall be subject to the terms and conditions of the Nondisclosure Agreement by and between Orbit and Paradigm, that is dated September 12, 1996 (the "NDA"), together with the following terms and conditions. To the extent that the terms and conditions set forth in this Section 9 conflict with the terms and conditions of the NDA, the terms and conditions of this Agreement shall govern.

     Definition of Proprietary Information. For purposes of this Agreement
     -------------------------------------
          "Proprietary Information" shall mean any design, technological, scientific, marketing, customer or business information or data which when communicated by one party to the other is stamped or marked confidential, or if provided orally is identified as confidential at the time of disclosure and summarized and identified in writing to the receiving party within 30 days of the disclosure as confidential and proprietary information; provided, however, that Proprietary Information


Paradigm/Orbit Wafer Agreement
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


         shall not include information:

               already known to the receiving party free of any restriction on disclosure or use;

               publicly known or which becomes publicly known through no
                    negligent or intentional act of the receiving party;

               rightfully received by the receiving party from a third party without restrictions and without breach of this Agreement;

               furnished to a third party by the disclosing party without restrictions similar to those contained in this Agreement;
                    or

               disclosed to third persons pursuant to the requirements of a governmental agency or by the operation of law free of any restriction on disclosure or use.

     Agreement to Maintain Confidentiality. Paradigm and Orbit contemplate the
     -------------------------------------
          exchange of Proprietary Information and agree that this Wafer Agreement, the terms and conditions contained in this Agreement, the SRAM Process Technology, SRAM Process Technology Documentation and Subset Process Technology are deemed to be designated Proprietary Information. Paradigm and Orbit acknowledge that all rights to Proprietary Information disclosed to each other during the course of this Agreement are reserved by the disclosing party. The party receiving Proprietary Information shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Proprietary Information.

     Agreement Not to Use or Disclose. Except as provided in this Agreement, the
     --------------------------------
          receiving party shall not disclose to any other person or entity the Proprietary Information of the disclosing party or use such Proprietary Information for any purpose other than the purposes expressly authorized under this Agreement.

10.  Limited Warranties.

     Wafers. Orbit warrants that it will use reasonable engineering methods and
     ------
          standards to manufacture the Wafers, and Wafers delivered under this Agreement shall meet the quality and reliability criteria agreed on by the parties as set forth in Section 8 above. If the Wafers do not conform to this limited warranty, then Orbit shall, at its option, either repair, replace, or


Paradigm/Orbit Wafer Agreement
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


          credit Paradigm for such defective Wafers. The foregoing warranty constitutes Orbit's exclusive liability, and Paradigm's exclusive remedy for any non-conformity of the Wafers with the quality and reliability criteria established in accordance with Section 8 above, or for any defects in material, workmanship or performance of the Wafers. THE FOREGOING WARRANTY SHALL BE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

     SRAM Process Technology and SRAM Process Technology Documentation. Paradigm
     -----------------------------------------------------------------
          warrants that during the term of the license granted under this Agreement, the Wafer Fab Operation, SRAM Process Technology and reticles for Paradigm SRAM products, if used by Orbit in accordance with the SRAM Process Technology Documentation, will enable Orbit to manufacture Wafers. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

Limitation of Liability. Except for a party's liability arising out of a breach of such party's obligations under Sections 4 (License) and 9 (Proprietary Information) above, in no event shall either party be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of or in connection with the party's performance or failure to perform under this Agreement, or resulting, from, arising out of or in connection with the party's producing, supplying, and/or sale of the Wafers, whether due to a breach of contract, breach of warranty, tort, or negligence of such party, or otherwise.

Indemnity.

     Paradigm's Indemnity. Paradigm shall, at its expense and at Orbit's
     --------------------
          request, defend any claim, action, proceeding or suit ("Claim") brought against Orbit, to the extent that it is based on a claim that the SRAM Process Technology used by Orbit, any SRAM product designs supplied by Paradigm, or Paradigm products manufactured by Orbit pursuant to this Agreement infringe any patent, copyright, trade secret or other proprietary rights of a third party, under the laws of the United States, and Paradigm shall indemnify and hold Orbit harmless from and against any costs, damages and fees reasonably incurred by Orbit, including but not limited to attorney's fees, that are attributable to such Claim.


Paradigm/Orbit Wafer Agreement
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


     Orbit's Indemnity. The Wafers will be manufactured using SRAM Process
     -----------------
          Technology, and neither party contemplates that this Section will be relevant to this Wafer Agreement, but if, Orbit uses a process technology other than, or in addition to, the SRAM Process Technology to manufacture Wafers, then Orbit shall, at its expense and at Paradigm's request, defend any Claim brought against Paradigm, to the extent that it is based on a claim that a process or technology, other than the SRAM Process Technology, used by Orbit to manufacture Wafers for Paradigm, infringes any patent, copyright, trade secret or other proprietary rights of a third party, under the laws of the United States, and Orbit shall indemnify and hold Paradigm harmless from and against any costs, damages and fees reasonably incurred by Paradigm, including but not limited to attorney's fees, that are attributable to such Claim.

     Conditions for Indemnification. Each party's indemnification obligations
     ------------------------------
          under this Section 12 are contingent upon: (i) the indemnified party giving prompt written notice to the indemnifying party of any Claim;
          (ii) the indemnified party allowing the indemnifying party to control the defense and any related settlement, although indemnified party may participate at its expense through counsel of its choice, and (iii) the indemnified party fully assisting in the defense so long as the indemnifying party pays the indemnified party's out-of-pocket expenses. If, in the judgment of the indemnified party, its interests diverge from the interests of the indemnifying party, the indemnified party shall be entitled to assume and conduct such defense at its own expense and to pay all judgments rendered against the indemnified party. Either party shall, before settling any such action, obtain the other party's written consent thereto, which consent shall not unreasonably be withheld.

13.  Term and Termination.

     The term of this Agreement shall be commence on the Effective Date and, unless both parties other wise agree in writing, shall terminate on the date that is 27 weeks after the Effective Date.

     Either party may terminate this Agreement for material breach if the other party (a) breaches any material provision of this Agreement and does not cure or remedy such breach within sixty (60) days of notice of breach; (b) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty
          (60) days after filing. If Paradigm is the breaching party under this provision, then Orbit shall be entitled to stop the production of the Wafers upon giving notice to Paradigm, and Paradigm shall be obligated to pay for all finished Wafers and


Paradigm/Orbit Wafer Agreement
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


          work-in-process (partially finished Wafers) which are identifiable to this Agreement, at the purchase prices set forth in Section 2 without prejudice to damages that may be claimed by Orbit due to the breach of Paradigm.

     Sections 3, 4.2, 5, 9, 10, 11, 12, 13 and 14 through 20 shall survive the termination or expiration of this Agreement.

Force Majeure. Neither party shall be responsible for any delay or failure to perform under this Agreement if such delay or failure is caused by unforeseen circumstances or to causes beyond its control, including but not limited to acts of God, war, riot, embargoes, labor stoppages, acts of civil and military authorities, fire, floods, earthquakes or accidents.

Non-Publicity. No publicity or information regarding the existence or contents of this Agreement shall be given or released by either party without the prior written consent of the other party, except to the extent required under applicable securities laws.

Assignment. Neither party shall delegate any obligations under this Agreement or assign this Agreement or any interest or rights hereunder without the prior written consent of the other, except that Paradigm may assign this Agreement to a successor to all or substantially all of its assets or to a majority of its voting stock, and Orbit may assign this Agreement to an Orbit Parent, Orbit Affiliate or Orbit Subsidiary (each as defined in the License Agreement).

Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the state courts located in and serving Santa Clara County, California. All disputes shall be resolved in the manner, if any, that is set forth in the Asset Agreement.

Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which the party may be entitled.


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


Notice. All notices required or permitted to be sent by either party to the other party under this Agreement shall be sent by registered mail postage prepaid, or by personal delivery, or by fax. Any notice given by fax shall be followed by a confirmation copy within ten (10) days. Notices shall be deemed given upon receipt by the intended recipient. Unless changes by written notice given by either party to the other, the addresses and fax numbers of the respective parties shall be as follows:

         To Orbit:           169 Java Drive
                             Sunnyvale, California 94089
                                  Attention: Gary Kennedy
                                  Tel: (408) 744-1800
                                  Fax: (408) 734-3361

         To Paradigm:        71 Vista Montana
                             San Jose, California  95134
                                  Attention: Michael Gullet
                                  Tel: 408 954 0500
                                  Fax: 408 954 1046

Entire Agreement. This Wafer Agreement, the NDA and the Asset Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and replace all prior or contemporaneous understandings, agreements, dealings, and negotiations, oral or written, regarding the subject matter. Any terms and conditions listed in the Purchase Orders placed by Paradigm under this Agreement shall not constitute part of this Agreement, nor affect or revise the terms and conditions of this Agreement, even in cases such Purchase Orders are signed and returned by Orbit, unless both parties expressly agree in writing to include any such terms or conditions in the Agreement. No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by both parties. No


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


waiver of any breach or failure by either party to enforce any provision of this Agreement shall be deemed a waiver of any other or subsequent breach or a waiver of future enforcement of that or any other provision.

     IN WITNESS WHEREOF the parties hereto have caused this Wafer Agreement to be duly executed in duplicate on their behalf by their duly authorized officers and representatives on the date given above.


PARADIGM TECHNOLOGY, INC.                ORBIT SEMICONDUCTOR, INC.



By     /s/ Michael Gulett                By      /s/ Gary P. Kennedy
   ----------------------------             ----------------------------

Name   Michael Gulett                    Name    Gary P. Kennedy
     --------------------------               --------------------------

Title  President, CEO                    Title   President
      -------------------------                -------------------------



Paradigm/Orbit Wafer Agreement
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


                                    EXHIBIT A
                      SRAM PROCESS TECHNOLOGY DOCUMENTATION


SRAM PROCESS TECHNOLOGY DOCUMENTATION:

For each of the CMOS 125 and CMOS 130 SRAM Process Technologies licensed under this Agreement, Paradigm will provide the following documentation as such documentation exists at Paradigm as of the Effective Date:

     Process specifications with detailed instructions on how to perform the process.

     Wafer process run cards that include documentation for each wafer lot.


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


                                    EXHIBIT B
                                    ---------

                                    SCHEDULE
                                    --------

            NUMBER OF WAFERS AND WAFER PRODUCT TYPES TO BE DELIVERED
            --------------------------------------------------------
                              BY ORBIT TO PARADIGM
                              --------------------

===========================================================================
                PRODUCT TYPE       PRODUCT TYPE    ODUCT TYPE
    WEEK             256K               1M            64K X 16       TOTAL
---------------------------------------------------------------------------
       1              400               350                           750
---------------------------------------------------------------------------
       2              400               400            70             870
---------------------------------------------------------------------------
       3              300               500                           800
---------------------------------------------------------------------------
       4              300               175            28             503
---------------------------------------------------------------------------
       5              350               350                           700
---------------------------------------------------------------------------
       6              350               125                           475
---------------------------------------------------------------------------
       7              400               400                           800
---------------------------------------------------------------------------
       8              437               100                           537
---------------------------------------------------------------------------
       9              300               100            65             465
---------------------------------------------------------------------------
      10              400                                             400
---------------------------------------------------------------------------
      11              300               100            50             450
---------------------------------------------------------------------------
      12              300               100                           400
---------------------------------------------------------------------------
      13              400                                             400
---------------------------------------------------------------------------
      14              400               100                           500
---------------------------------------------------------------------------
      15              500                                             500
---------------------------------------------------------------------------
      16              400               100                           500
---------------------------------------------------------------------------
      17              400                                             400
---------------------------------------------------------------------------
      18              300                                             300
---------------------------------------------------------------------------
      19                                                                0
---------------------------------------------------------------------------
      20                                                                0
---------------------------------------------------------------------------
      21                                                                0
---------------------------------------------------------------------------
      22                                                                0
---------------------------------------------------------------------------
      23                                                                0
---------------------------------------------------------------------------
      24                                                                0
---------------------------------------------------------------------------
      25                                                                0
---------------------------------------------------------------------------
      26                                                                0
---------------------------------------------------------------------------

---------------------------------------------------------------------------
     Total            6,637             2,900           213           9,750
===========================================================================


Paradigm/Orbit Wafer Agreement
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